Exhibit 23.3.1


                         Consent of Independent Auditors





We consent to the incorporation by reference in the registration statement on Form S-8 of AT&T Corp. of our report, dated March 9, 1999, relating to the consolidated balance sheets of Tele-Communications, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations and comprehensive earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the Current Report on Form 8-K of AT&T Corp., dated March 22, 1999.




                                  /s/  KPMG LLP


Denver, Colorado
September 28, 1999